Dril-Quip Portfolio

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of April 21, 2025 (the “Effective Date”) by and between INNOVEX INTERNATIONAL, INC., a Delaware corporation (“Seller”) and BIG ACQUISITIONS LLC, an Illinois limited liability company (“Purchaser”).

Background

A. Seller owns the Property;

B. Subject to the terms and conditions hereinafter specified, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Property; and

C. Subject to the terms and conditions hereinafter specified, Purchaser, desires to lease the Property to Seller, and Seller desires to lease the Property from Purchaser, from and after the Closing Date in accordance with the Lease.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants herein contained and for other valuable consideration, each to the other given and obtained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Terms

1.
Preamble, Exhibits, Definitions. The preamble hereto and the Exhibits are incorporated herein by this reference and made a part of this Agreement. Capitalized words or phrases used but not otherwise defined in this Agreement shall have the meanings ascribed to them herein.
2.
Purchase and Sale Agreement; Price. Subject to the terms and conditions hereinafter specified, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the Property for the Price, subject to the adjustments thereto specified in this Agreement.
3.
Escrow. Promptly upon execution of this Agreement by Purchaser and Seller, an original fully executed counterpart shall be escrowed with Escrowee.
4.
Earnest Money; Independent Consideration. Within three (3) business days after the Effective Date, Purchaser shall deposit with Escrowee the Earnest Money. The Earnest Money shall be held by Escrowee and disbursed in accordance with the provisions of this Agreement. In addition to the Earnest Money, concurrently with Purchaser’s execution and delivery of this Agreement to Seller, Purchaser shall pay to Seller the amount of $100.00. Seller and Purchaser hereby mutually acknowledge and agree that such sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.
5.
Purchaser Investigations and Elections. Subject to all limitations hereinafter specified, Purchaser shall have the right through the Diligence Date and thereafter to the Closing

Date, so long as Purchaser has not terminated this Agreement prior to Closing in accordance with this Paragraph 5 or any other provision herein affording Purchaser such rights, to make such investigations and evaluations of the Property as Purchaser deems necessary or desirable. In connection with such investigations:

(a) Upon not less than 24 hours’ notice (which may be by e-mail), Seller shall permit the Property Consultants access to and entry upon the Real Property to inspect and evaluate the condition of the Property and the feasibility of the transactions described herein. Prior to engaging in inspection activities at the Property, including, but not limited to, those affecting the physical condition of the Property, Purchaser shall deliver to Seller evidence, in form and substance reasonably satisfactory to Seller, that Purchaser and each Property Consultant engaged by it and entering on the Property to perform such activities are covered by adequate commercial general liability insurance, as determined by Seller in its reasonable discretion. Seller or Seller’s representative shall have the right to be present at any or all inspections; provided, however, that an inspection shall not be unreasonably delayed if, after being given notice of such inspection as provided herein and a reasonable opportunity to be present, Seller or a representative of Seller is unable to accompany the Property Consultant(s) at the time of such inspection. No inspection shall involve physically invasive procedures without the prior written consent of Seller (the scope, timing and inspection of which shall all be subject to Seller’s prior written consent, which may be withheld at the sole and absolute discretion of Seller); provided, however, Purchaser shall have the right to conduct a “Phase 2” environmental assessment if same is recommended by Purchaser’s “Phase 1” environmental assessment. Any inspection or test shall be performed by a person (x) properly licensed and qualified, (y) who has obtained all appropriate permits for performing such inspection or test, and (z) otherwise acceptable to Seller. Upon the completion of any inspection or test of the Property, Purchaser shall promptly repair any damage to the Property resulting from such inspection or test so that the Property is restored to its condition prior to such inspection or test. Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its affiliates, equity holders, employees, directors, officers, managers, agents, representatives, and successors and permitted assigns harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to attorneys’ fees and expenses) (collectively, “Seller’s Losses”) whether arising out of injury or death to persons or damage to the Property or any portion thereof or otherwise, including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees to the extent arising out of or resulting from Property Consultants’ right of entry upon and/or inspection and testing of the Property as provided for in this Paragraph 5. Notwithstanding the foregoing, Purchaser shall not be responsible for Seller’s Losses arising from the mere discovery of a pre-existing condition at the Property. If this Agreement is terminated, the terms of this Paragraph 5(a) shall survive the termination of this Agreement.

(b) Purchaser shall cause the information disclosed in this Agreement, or any information disclosed to or acquired by it or its Property Consultants in connection with the inspections and reviews described in this Paragraph 5 or otherwise provided by Seller pursuant to any other paragraph of this Agreement, to the extent such information is not a matter of public knowledge or readily available to the public (other than as a result of the actions of Purchaser or Purchaser’s agents, or representatives) (collectively, the “Confidential Information”), to be held in confidence and not disclosed to any party other than as may be (i) reasonably required in connection with Purchaser investigating and evaluating the Property, obtaining financing or management services for the Property or obtaining licenses to operate the Property, (ii) necessary to enforce the terms and conditions of this Agreement, or (iii) required by applicable law. Purchaser shall indemnify, defend, and hold Seller harmless from any and all claims, losses, causes of action, demands, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with Purchaser’s obligations under this Paragraph 5(b) and/or Purchaser’s disclosure of any Confidential Information. The provisions of this Paragraph 5(b) shall survive Closing or the earlier termination of this Agreement.

(c) As of the Closing Date or in the event of a termination of this Agreement, the confidentiality requirement set forth in Paragraph 5(b) shall be maintained by Purchaser, and all Confidential Information shall, at the request of Seller, be: (1) returned to Seller, or (2) destroyed by Purchaser, with any such destruction confirmed in writing upon the request of Seller. The provisions of this Paragraph 5(c) shall survive Closing or the earlier termination of this Agreement.

Purchaser shall have the right through the Diligence Date to terminate this Agreement, if Purchaser, in its sole and exclusive discretion, decides not to pursue the acquisition of the Property, by giving Seller Notice of the exercise by Purchaser of its right to so terminate prior to 11:59 p.m. (Chicago time) on the Diligence Date. If Purchaser does not timely notify Seller of its election to terminate this Agreement prior to 11:59 p.m. (Chicago time) on the Diligence Date, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Paragraph 5.

6.
Title and Survey Matters.
(a)
Seller shall convey to Purchaser, by a recordable special warranty deed in the form attached hereto as Exhibit C (the “Deed”), fee simple title to the Real Property and such other estates, if any, as comprise the Appurtenances, subject only to the Permitted Title Exceptions. At least thirty (30) days prior to the Diligence Date, Purchaser shall obtain (i) the Title Commitment and (ii) the Survey. No later than fifteen (15) days prior to the Diligence Date (the “Objection Deadline”), Purchaser may give Notice to Seller of any Title Matters or Survey Matters. Should Purchaser fail to provide Notice before the Objection Deadline, such failure shall be deemed Purchaser’s approval of the Title Commitment and Survey and subject to Paragraph 6(c) below, all matters appearing in the Title Commitment and Survey shall be deemed Permitted Title Exceptions. Seller may, but shall not be obligated to, cure each Title Matter or Survey Matter by taking such action as will induce the Title Insurer to eliminate such Title Matter or Survey Matter from the Title Commitment and/or may induce the surveyor providing the Survey to amend the same to show the absence of any such Title Matter or Survey Matter, and if not curable, may, but shall not be obligated to, cause the Title Insurer to insure Purchaser against loss or damage resulting therefrom as an Insured Exception, pursuant to an endorsement or other express coverage in form and substance reasonably acceptable to Purchaser; provided, however, Purchaser shall have no obligation to accept insurance over any Title Matter or Survey Matter. No later than five (5) days prior to the Diligence Date (the “Response Deadline”),

Seller may give Purchaser Notice of those Title Matters or Survey Matters which Seller is able and willing to cure in the manner aforesaid or for which Seller is able and willing to obtain one or more of the title insurance endorsements described above. If Seller does not so notify Purchaser by the Response Deadline that Seller is able and willing to cure the Title Matters and Survey Matters (or any of them) or cause the Title Insurer to insure over same in the manner aforesaid (such notice being referred to herein as the “Cure Notice”), Seller shall be deemed to have elected not to cure any Title Matters or Survey Matters; whereupon, Purchaser shall have the right to terminate this Agreement prior to the Diligence Date in the manner set forth in Paragraph 5 above. If Purchaser does not terminate this Agreement in accordance with Paragraph 5 hereof, any and all Title Matters and Survey Matters which Seller does not affirmatively agree to cure in the Cure Notice shall be deemed added to and made a part of the Permitted Title Exceptions. If Seller does so notify Purchaser by the Response Deadline that Seller is able and willing to cure the Title Matters and Survey Matters or cause the Title Insurer to insure over same in the manner aforesaid (such Title Matters and Survey Matters that Seller has affirmatively agreed to cure in the Cure Notice are collectively referred to herein as the “Cure Items”), Seller shall be obligated to do so at or prior to Closing, and failure in respect of any such obligation with respect to the Cure Items shall be a default by Seller hereunder, subject, however, to any notice and cure period.
(b)
If on or prior to the Closing Date, Purchaser discovers any exceptions to title which (i) do not appear in the Title Commitment (or any update thereto received by Purchaser on or before the Diligence Date), (ii) materially and adversely affect the current use of the Property, (iii) was not caused by or through Purchaser, and (iv) Purchaser, in its reasonable discretion, objects (“New Title Matters”), Purchaser shall deliver Notice thereof to Seller (the “New Title Matter Notice”) prior to the date that is the earlier of (A) the Closing Date and (B) three (3) business days after Purchaser receives such update to the Title Commitment. In the event Purchaser does not deliver the New Title Matter Notice to Seller within such three (3) business day period, Purchaser shall be deemed to have approved such New Title Matters, and such New Title Matters shall constitute Permitted Title Exceptions. Seller shall have three (3) business days after the receipt of any New Title Matter Notice (and the Closing Date shall be automatically extended as necessary to accommodate such time period) to notify Purchaser in writing (each such notice, a “New Matter Seller Response”) that Seller will either, at Seller’s discretion, (1) cause each such New Title Matter contained in such New Title Matter Notice to be removed or satisfied or (2) not cause such New Title Matters to be removed or satisfied. If Seller fails to timely deliver a New Matter Seller Response, Seller shall be deemed to have elected not to cure such New Title Matters. In the event Seller elects, or is deemed to have elected, not to cure any New Title Matters in the New Title Matter Notice, Purchaser may either (x) elect to terminate this Agreement with respect to all of the Property by delivering notice of such election to Seller within three (3) business days (and the Closing Date shall be automatically extended as necessary to accommodate such time period) after receipt of the New Matter Seller Response (or three (3) business days after Seller is deemed to have responded, if applicable), in which event the Earnest Money shall be promptly returned to Purchaser, this Agreement shall terminate, and neither party shall have any rights or obligations hereunder except for those which expressly survive termination of this Agreement, or (y) waive such New Title Matters and proceed to the Closing in accordance with the terms of this Agreement and without a reduction of the Price in which event such New Title Matters shall be deemed approved by Purchaser and shall constitute Permitted Title Exceptions. Purchaser’s failure to timely terminate this Agreement pursuant to clause (x) above shall constitute Purchaser’s election to proceed in accordance with clause (y) above.
(c)
Notwithstanding anything to the contrary in this Paragraph 6, on or before the Closing Date, Seller shall discharge (1) any amounts secured by consensual mortgages or liens of Seller; (2) mechanics liens and other liens that evidence final and non-appealable liquidated amounts incurred by or on Seller’s behalf; and (3) New Title Matters and any other liens or encumbrances created by Seller or its agents and affiliates after the effective date of the Title Commitment, unless same are consented to by Purchaser. Seller’s failure in respect of its obligation to cause the discharge of any of the foregoing shall be a default by Seller hereunder, subject, however, to any notice and cure period provided for herein.
7.
Representations and Warranties of Seller.
(a)
To induce Purchaser to execute, deliver and perform its obligations under this Agreement, Seller hereby represents and warrants to Purchaser on and as of the date hereof as follows:
(i)
To Seller’s knowledge, except for Seller, there are no persons in possession or occupancy of the Real Property or any part thereof, nor has Seller granted to any persons a possessory right in respect to the Real Property or any part thereof that is not of record. Except for this Agreement, and except as may be of record, to Seller’s knowledge, there are no options, puts, calls, rights of first offer, opportunity or refusal, or other preemptive rights to purchase or occupy the Property.
(ii)
Seller is duly organized or formed, validly existing, and in good standing under the laws of the state of its formation and is duly authorized to transact business in under the laws of the state where the Real Property is located.
(iii)
Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto; all required action and approvals therefore have been or will be duly taken and obtained, and the individuals signing this Agreement and all other documents executed pursuant hereto on behalf of Seller are duly authorized to sign the same on Seller’s behalf and to bind Seller thereto; and to the best of Seller’s knowledge, Seller’s execution of and performance under this Agreement shall not constitute a breach of any agreement, understanding, order, judgment or decree, written or oral, to which Seller is a party, or to which any part of the Property may be subject, or by which Seller may be bound, and to the best of Seller’s knowledge shall not constitute a violation of any provision of law, state, federal or municipal, statutory or otherwise, to which Seller or the Property is or may become subject; and this Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.
(iv)
Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).
(v)
Except as may be included in the Property Documents, Seller has not received any written notice of any fire, health, safety, building, pollution, environmental, zoning or other violations of law in respect to the Real Property, which have not been fully disclosed to Purchaser, and Seller has not received any written notice from any insurance company, inspector or rating bureau making requirements as a condition to the continuation of insurance on or with respect to the Property which have not heretofore been fully disclosed to Purchaser.
(vi)
To the best of Seller’s knowledge, there is no existing, pending, contemplated, threatened or anticipated, (i) condemnation of any part of the Real Property, or (ii) widening, change of grade or limitation on the use of streets abutting the Property.
(vii)
There are no unrecorded contracts, agreements, leases, licenses, invoices, bills or understandings of any nature, written or oral, formal or informal to which Seller is a party or otherwise bound, other than the Lease, the APA, the Easements Agreements, and the Service Contracts (if any), which Purchaser, upon becoming owner of the Property, will be required to assume or pay or to which Purchaser, as a consequence of entering into or closing this Agreement, may become bound without Purchaser’s express and prior written consent.
(viii)
To Seller’s knowledge, each of the Licenses and Warranties is in full force and effect, and neither Seller nor, to Seller’s knowledge, any counterparty thereto is in default of its obligations thereunder, and no event has occurred nor circumstance arisen which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.
(ix)
There are no judgments or decrees of any kind affecting the Property that are unpaid or unsatisfied of record; the Property is not in the hands of a receiver; no application for any such receivership is pending; no petition in bankruptcy has been filed by or against Seller, and there are no claims, causes of action, proceedings, litigation or investigations pending or, to the best of Seller’s knowledge, threatened against or affecting Seller or the Property (including disputes with governmental authorities, utilities, contractors, adjoining land owners), and no basis known to Seller for the same, which, if decided adversely, would materially affect Seller’s ability to carry out the transaction or closing contemplated by this Agreement or would materially interfere with or prevent the use of the Property for its industrial purposes.

(x)
Neither Seller nor any person controlling Seller (i) is included on any Government List (as hereinafter defined); (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 133224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any offense under the criminal laws against terrorists, the criminal laws against money laundering, the Bank Secrecy Act, as amended, the Money Laundering Control Act of 1986, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorists (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended; or (iv) to Seller’s knowledge, is currently under investigation by any governmental authority for alleged criminal activity. For purposes of this Agreement, the term “Government List” means (1) the Specialty Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), (2) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (3) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (4) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the lists, laws, rules and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, (5) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America, and (6) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.
(b)
As used in this Agreement, the phrase “to Seller’s knowledge” or “to the best of Seller’s knowledge” means with respect to any statement following such phrase that to the date hereof no information has come to the actual attention of Kendal Reed (the “Seller Knowledge Party”) in the normal course of performing management responsibilities for the Property, without personal liability to the Seller Knowledge Party, and without further investigation or inquiry, which would cause any of Seller’s agents to believe that such statement is not materially true and correct.
(c)
If Purchaser or any Property Consultant becomes aware after Diligence Date but prior to Closing that any of the Seller’s Representations and Warranties set forth in Paragraph 7(a) or in any documents executed by Seller at Closing pursuant to this Agreement (collectively, the “Express Representations”) are not true and correct in any material respect, and provided that Purchaser had no knowledge of same as of the Diligence Date, Purchaser may deliver written Notice to Seller (detailing such materially incorrect warranty or representation) within two (2) business days of the date on which Purchaser obtains knowledge of the same. If, after Purchaser’s timely written Notice of the same, Seller is unable to render any such representation or warranty true and correct as of the Closing Date, Purchaser may either, as its sole and exclusive remedy: (1) terminate this Agreement by written Notice thereof to Seller and Escrowee, in which event, Escrowee shall return the Earnest Money to Purchaser, and thereafter, except as otherwise specifically set forth in this Agreement, neither Purchaser nor Seller shall have any further rights or obligations hereunder; or (2) elect to close under this Agreement notwithstanding the failure of such representation and warranty. If Purchaser elects the option set forth in clause (2), the Closing shall be deemed a waiver by Purchaser of the breach of such representation and warranty, and Purchaser may not recover damages from Seller for such breach. Purchaser shall promptly give written Notice to Seller of Purchaser becoming aware of any breach of Seller’s warranties or representations set forth in this Agreement.
(d)
Subject to the provisions of Paragraph 7(c) hereof, the representations and warranties of Seller contained in Paragraph 7 (collectively, the “Surviving Representations”) shall survive the Closing for a period of nine (9) months after Closing (the “Survival Period”). If, prior to or as of the Closing, Purchaser has actual, and not constructive knowledge of any material misrepresentation or breach of warranty by Seller, the provisions of Paragraph 7(c) hereof shall control. Seller shall have liability to Purchaser for Damages with respect to the Surviving Representation only if (1) the Closing occurs, (2) as of the Closing, Purchaser had no actual knowledge of the applicable material misrepresentation or breach of warranty by Seller (each, an “Unknown Breach”), and (3) Purchaser gives written Notice to Seller within the Survival Period of the Unknown Breach and containing a reasonably detailed written statement of the basis for its claim for Damages and an estimate of Damages arising therefrom.

Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have actual knowledge of all matters included in (i) any Property Documents delivered by Seller to Purchaser and/or (ii) any reports relating to the Property which are prepared by any Property Consultant and delivered to Purchaser.

8.
Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:
(a)
Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its formation and is or as of Closing will be duly authorized to transact business in under the laws of the state where the Real Property is located.
(b)
Purchaser has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto; all required action and approvals therefore have been duly taken and obtained, and the individuals signing this Agreement and all other documents executed pursuant hereto on behalf of Purchaser are duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto; and to the best of Purchaser’s knowledge, Purchaser’s execution of and performance under this Agreement shall not constitute a breach of any agreement, understanding, order, judgment or decree, written or oral, to which Purchaser is a party or by which Purchaser may be bound, and to the best of Purchaser’s knowledge shall not constitute a violation of any provision of law, state, federal or municipal, statutory or otherwise, to which Purchaser is or may become subject; and this Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.
(c)
Neither Purchaser nor any person controlling Purchaser (i) is included on any Government List; (ii) has been determined by competent authority to be subject the prohibitions contained in Presidential Executive Order No. 133224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for nay offense under the criminal laws against terrorists, the criminal laws against money laundering, the Bank Secrecy Act, as amended, the Money Laundering Control Act of 1986, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorists (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended; or (iv) to Purchaser’s knowledge, is currently under investigation by any governmental authority for alleged criminal activity.

The representations and warranties in this Paragraph 8 shall be continuing and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made at that time. The representations and warranties set forth in this Paragraph 8 shall survive Closing indefinitely.

9.
Purchaser’s Reliance on its Investigations; Release. Purchaser represents to Seller that Purchaser (i) has conducted, or will conduct prior to the Closing, such investigations of the Property, including the physical condition thereof, and (ii) has had, or will have prior to the Closing, a full opportunity to confer about the Property with those governmental authorities, as Purchaser deems necessary or desirable to satisfy itself as to the condition of the Property, including without limitation as to the existence or nonexistence of curative or remedial action required to be taken with respect to any environmental condition of the Property. Purchaser further represents to Seller that Purchaser has had, or will have prior to the Closing, a full opportunity to obtain all information that Purchaser believes is necessary and to perform all due diligence which Purchaser desires, and, except for Seller’s Warranties (AS DEFINED HEREIN), will rely solely upon Purchaser’s own investigations and not upon any information provided by or on behalf of Seller or any Seller Related Party with respect thereto in its determination to purchase the Property. Purchaser agrees to take the Property at Closing "as-is", "where-is", and with all faults and conditions thereon, now or hereafter existing, whether known or unknown, subject to the terms of this Agreement. Except for Seller’s Warranties, Purchaser shall rely only on its own inspection of the Property or investigations thereof and any information it deemed relevant or material in making its decision to enter into and consummate the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that except for Seller’s representations and warranties in Paragraph 7 and in the documents delivered by Seller at Closing (collectively, "Seller’s Warranties") AND SELLER’S OBLIGATIONS AS TENANT UNDER THE

LEASE, Seller has not made, does not make and specifically disclaims any representation, warranty, promise or guaranty of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, statutory or otherwise, including, without limitation, those relating to: (1) the operation of the Property or the income potential or uses of the Property or any portion thereof; (2) the latent or patent condition or safety of the Property or any component thereof, including, but not limited to, mechanical, electrical and plumbing systems; heating, ventilating and electrical systems; roofing; appliances; foundations; soils; and geology; (3) the habitability or suitability for occupancy of any OF the Improvements, the quality of their construction or whether they are structurally sound, in good condition, or in compliance with applicable laws; (4) the accuracy of any statements, calculations or conditions stated or set forth in the PROPERTY DOCUMENTS or Seller’s or any Seller Related Party’s books and records concerning the Property or set forth in any offering materials with respect to the Property; (5) the dimensions of the Property or the accuracy of any floor plans, square footage, sketches, or revenue or expense projections related to the Property; (6) the operating performance or the income, expenses or economic status of the Property; (7) the ability of Purchaser to obtain utilities and any and all necessary governmental approvals or permits for Purchaser’s intended use of the Property; (8) title to, or zoning or other land use matters relating to, the Property; or (9) the tax consequences of the transactions contemplated hereby. The foregoing disclaimer shall include, without limitation, the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Property, the merchantability of the Property or any component thereof, or the fitness or suitability of the Property or any component thereof for a particular purpose. EXCEPT AS OTHERWISE SET FORTH IN THE LEASE, Purchaser waives, and Seller is relieved from, any obligation or duty that Seller might otherwise have to disclose any condition relating to the Property. At Closing, Purchaser shall assume the risk that adverse matters, including adverse physical and environmental conditions, may not have been revealed by Purchaser’s own investigations.

Except for Seller’s Warranties, Purchaser, for itself and ITS partners, members, managers, shareholders, directors, officers, affiliates, agents, contractors, and employees, and their respective successors and assigns (collectively, the “Purchaser related parties”), hereby releases Seller and the Seller Related Parties from, and waives all claims and liability against Seller and each Seller Related Party for or attributable to, the following: (a) any and all statements or opinions heretofore made, or information furnished, by Seller, Seller's Broker or the Seller Related Parties to Purchaser or any of the Purchaser Related Parties; and (b) except as expressly provided in this PARAGRAPH 9 and in the lease, any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the Effective Date and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, (i) all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property; (ii) all losses, costs, claims, liabilities, expenses, demands and obligations relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon any Environmental Law for environmental contamination at, in, about or under the Property, oR MIGRATING ONTO OR FROM THE PROPERTY; and (iii) any tort claims made or brought with respect to the Property or the use or operation thereof. Purchaser, upon the occurrence of the Closing AND EXCEPT AS SET FORTH IN THE LEASE, for itself and the Purchaser Related Parties, shall be deemed to have released, acquitted and discharged Seller and the Seller Related Parties from and against any and all claims that Purchaser or any Purchaser Related Party might have asserted or alleged against Seller or any of the Seller Related Parties at any time by reason of or arising out of any physical or environmental conditions, violations of any applicable laws and any and all other acts, omissions, events, circumstances or matters regarding the Property.

Purchaser understands and expressly agrees that the releases set forth in this paragraph 9: (i) shall constitute releases of liability under environmental law as to the property; and (ii) are supported by separate consideration, the receipt and sufficiency of which are expressly acknowledgeD and confessed by purchaser.

The provisions of this PARAGRAPH 9 shall survive Closing or earlier termination of this Agreement.

10.
Post-Closing Lease. The obligations of Seller to close and consummate this transaction shall be contingent upon the negotiation and approval of a lease by and between Purchaser, as landlord, and Seller, as tenant, permitting Seller to continue its operations on the Property (the “Lease”) after the Closing Date. The Lease shall provide for, at a minimum, (i) an initial term commencing on the Closing Date and expiring on December 31, 2025, (ii) one (1) right to extend the lease term for an additional six (6) consecutive calendar months, and (iii) gross rent in the amount of $650,000 per month. Purchaser and Seller shall work together in good faith to prepare, negotiate and approve the form of Lease prior to the end of the tenth (10th) day following the Effective Date (the “Lease Negotiation Date”). Should Purchaser and Seller fail to approve the form of Lease prior to the Lease Negotiation Date, either party shall have the right to terminate this Agreement, whereupon the Earnest Money shall be refunded to Purchaser and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any termination of this Agreement.
11.
Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are subject to the conditions precedent that:

(a)
Seller shall have fully and timely performed all material obligations of Seller under this Agreement such that no default exists beyond any applicable notice and cure period;
(b)
If Purchaser finances the Price, and such financing is secured by a mortgage on the Property, and further provided that the draft SNDA is provided to Seller at least fifteen (15) days before Closing, Seller shall deliver a subordination, non-disturbance, and attornment agreement (“SNDA”) executed by Seller in favor of Purchaser’s lender, which SNDA shall be in a form reasonably acceptable to both Purchaser’s lender and Seller, but shall at a minimum provide that Purchaser’s lender shall not disturb Seller’s rights as tenant under the Lease so long as no event of default exists thereunder beyond any applicable notice and cure period.
(c)
Seller’s representations and warranties set forth in this Agreement shall be true and accurate in all material respects.

If any of the foregoing conditions precedent is not satisfied and Purchaser does not expressly elect to waive the same, Purchaser shall have the right to terminate this Agreement by giving Seller Notice of its election to do so on or before the Closing Date whereupon the Escrow shall be terminated, the respective deposits returned within five (5) days thereafter, and except as otherwise specified in Paragraph 7 hereof respecting a breach of warranty for which Seller is responsible, this Agreement shall have no further force or effect, except as otherwise specified in Paragraph 31 hereof.

12.
Conditions Precedent to Seller’s Obligations. Seller’s obligations under this Agreement are subject to the conditions precedent that:
(a)
Purchaser’s representations and warranties set forth in this Agreement shall be true and accurate in all material respects;
(b)
Purchaser shall have (i) delivered or caused to be delivered to the Title Company all deliverables referenced in Paragraph 15 of this Agreement, (ii) taken all other action required hereunder of Purchaser at the Closing, and (iii) performed all material obligations of Purchaser under this Agreement such that no default exists beyond any applicable notice and cure period.

If any of the foregoing conditions has not been satisfied or waived by Seller prior to the Closing Date, Seller shall not have any obligation to sell the Property and consummate the transactions contemplated hereby, and Seller shall have the right to terminate this Agreement, whereupon the Escrowee shall deliver the Earnest Money to Seller. Following such payment being made, this Agreement shall terminate and the parties shall have no further liability hereunder, except with respect to those obligations which expressly survive termination of this Agreement.

13.
Maintenance and Operation of Property Prior to Closing Date.
(a)
From and after the Effective Date to the Closing Date, Seller shall refrain from transferring or encumbering any of the Property and, subject to interruptions attributable to causes beyond Seller’s reasonable control, shall continue the operations of the Property in compliance with all laws and in substantially the same manner as they currently are being conducted including, but not limited to, providing normal and regular upkeep, maintenance and repairs for the Property, and maintaining in force insurance coverage the same, or substantially similar, as the coverages which currently are in force. As long as this Agreement remains in full force, Seller shall not (i) remove any Tangible Personal Property or fixtures except in the normal course of operating the Real Property provided that replacements therefore are made which are substantially equal or better in quality and design as that being replaced, (ii) create any cloud on title to the Property which is not otherwise a Permitted Title Exception and that will be binding on the Property after the Closing Date; or (iii) enter into any lease that will be binding on the Property after the Closing Date without the prior written consent of Purchaser. Prior to Closing, Seller shall maintain all insurance policies (or substantially similar insurance policies) in full force and effect, with insurance coverage at levels ordinarily maintained by Seller.
(b)
Prior to Closing, Seller shall promptly (in any event, within two (2) business days) deliver to Purchaser copies of any and all written notices received by Seller or its agents or employees from any governmental authorities, insurance companies, or other third parties alleging any violation of law, defect in the Property, or other circumstance which could reasonably lead to litigation involving Seller or the Property or render any of Seller’s representations and warranties set forth in this Agreement to be untrue in any material respect.
14.
Service Contracts. Notwithstanding any other provision of this Agreement to the contrary, unless Purchaser informs Seller in writing prior to the Diligence Date, which, if any, Service Contracts Purchaser desires to have assigned to it by Seller, Seller shall in its capacity as tenant under the Lease, retain all of its rights, titles, and interest in, to and under any and all such Service Contracts from and after Closing in such capacity.
15.
Closing.
(a)
The Closing shall occur on the Closing Date. Such Closing shall occur through an escrow closing with the Escrowee in accordance with the terms and conditions of this Agreement.
(b)
On or prior to the Closing Date, Seller will deliver the following to Escrowee:
(i)
the Deed;
(ii)
a warranty Bill of Sale of Tangible Personal Property;
(iii)
if applicable, duplicate counterparts of the Assignment and Assumption Agreement;
(iv)
an Assignment of Cross-Easement and Support Agreements (the “Easement Assignment”) assigning Seller’s interest in the Easement Agreements, wherein Purchaser shall agree to assume, for the benefit of both Seller and any counterparties to the Easement Agreements, all of Seller’s rights and obligations under the Easement Agreements;
(v)
an Assignment of Assets Purchase Agreement (the “APA Assignment”) assigning Seller’s interest in the APA, wherein Purchaser shall agree to assume, for the benefit of both Seller and any counterparties to the APA, all of Seller’s rights and obligations under the APA;
(vi)
duplicate counterparts of the Lease as executed by the Tenant;
(vii)
a recertification, as of the Closing Date, of Seller’s representations and warranties specified in Paragraph 7;
(viii)
a certificate in the form prescribed by the Internal Revenue Service pursuant to Section 1445(b)(4) of the Internal Revenue Code (the “Code”) that Seller is not a foreign person as that term is defined in the Code;
(ix)
a seller’s closing statement prepared by the Escrowee reflecting the appropriate credits, prorations, adjustments, and disbursements for the consummation of the transaction contemplated by this Agreement;
(x)
Provided same is timely provided to Seller in accordance with Paragraph 10, duplicate counterparts of the SNDA as executed by the Seller; and
(xi)
An owner’s certificate and such certificates and other documents as may be reasonably required by the Title Insurer for Seller to satisfy its requirements set forth in the Title Commitment or otherwise reasonably requested by the Title Insurer to consummate this transaction pursuant to this Agreement.
(c)
On or prior to the Closing Date, Purchaser will deliver the following to Escrowee:
(i)
if applicable, duplicate counterparts of the Assignment and Assumption Agreement;
(ii)
duplicate counterparts of the Assignment of Easement.
(iii)
duplicate counterparts of the APA Assignment.
(iv)
duplicate counterparts of the Lease as executed by Purchaser as landlord;
(v)
a duplicate counterpart of the SNDA as executed by Purchaser’s lender;
(vi)
such other affidavits, certifications, and other documents as may be required by the Title Insurer for Purchaser to satisfy its requirements set forth in the

Title Commitment or otherwise reasonably requested by the Title Insurer to consummate this transaction pursuant to this Agreement;
(vii)
a purchaser’s closing statement prepared by the Escrowee reflecting the appropriate credits, prorations, adjustments, and disbursements for the consummation of the transaction contemplated by this Agreement; and
(viii)
the balance of the Price, plus or minus prorations and credits or charges as provided herein, in immediately available federal funds.
(d)
The form and substance of all documents to be deposited herein shall be subject to the reasonable approval of counsel for Purchaser and Seller.
16.
Prorations, Credits and Charges.
(a)
At or prior to the Closing, Seller shall pay (i) the costs of obtaining and/or keeping in force the Title Commitment and the basic premium for the Title Policy, (ii) one-half of the charges of Escrowee for administering the Escrow, (iii) the amounts required to obtain and record the release of all liens and encumbrances, if any, affecting the Property (unless the same is an Insured Exception) and which Seller is obligated to cause to be released pursuant to Paragraph 6, (v) the cost of the Survey, and (vi) the charges of Seller’s counsel and other advisors to Seller including, but not limited to, Seller’s Broker. Purchaser shall be responsible for paying (1) one-half of the charges of Escrowee for administering the Escrow, (2) the premiums for title insurance required in connection with any loan policy of title insurance issued in connection with this transaction, (3) the premiums for any title insurance endorsements; (4) all of the charges of Escrowee for administering any separate money lender’s escrow agreement in connection with this transaction, and (5) recording costs for recording the deed of conveyance and all mortgage loan documents.
(b)
As of the Closing Date, pre-paid charges for Licenses assigned to Purchaser shall be prorated on an accrual basis on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense, and the net credit to Purchaser or Seller shall be paid in cash on the Closing Date.
(c)
Real estate taxes and assessments levied or assessed against the Property for the tax year in which Closing occurs, shall be prorated as of the Closing Date, based upon the most recent ascertainable taxes, whereby Seller shall be responsible for all such taxes attributable to the period up to the Closing Date and Purchaser shall be responsible for all such taxes attributable to the period from and after the Closing Date. The proration of taxes shall be based on the latest data available and Purchaser and Seller agree to re-prorate if the tax bills for the current fiscal period are not available, which obligation will survive Closing. Seller shall be responsible for the payment of all real estate taxes and special assessments attributable to the Property and due and payable on or before the Closing Date.
(d)
The following shall be apportioned as of the Closing Date, whereby Seller shall be responsible for all such expenses attributable to the period up to the Closing Date,

and Purchaser shall be responsible for all such expenses attributable to the period after the Closing Date:
(i)
All water and sewer charges based on the most recently issued bills, unless the meters are read on the date immediately preceding the Closing Date, in which case such meter readings shall govern;
(ii)
Utilities, fuel, gas, and electric charges based on the most recently issued bills, unless the meters are read on the date immediately preceding the Closing Date, in which case such meter readings shall govern;
(iii)
Any amounts prepaid or payable by the Seller under the Service Contracts; and
(iv)
All other items customarily apportioned in connection with the sales of industrial buildings and related property substantially similar to the Property in Houston, Texas.
17.
Possession. Except for Seller as tenant, pursuant to the terms of the Lease, or as otherwise set forth in a Permitted Exception, possession of the Property shall be delivered on the Closing Date free of any occupants or parties claiming any possessory interest therein.
18.
Destruction or Damage. If after the Diligence Date and prior to the Closing Date, the Improvements shall be destroyed or damaged in an amount in excess of $750,000.00 by fire, vandalism or other casualty, then Purchaser shall have the right and option to terminate this Agreement by giving Seller Notice to such effect, within the later of (i) twenty (20) days after the date of receipt by Purchaser of Notice from Seller of such fire or other casualty or (ii) five (5) days after the determination of the amount of such damages as provided in this paragraph. Should Purchaser elect to so terminate this Agreement, the Earnest Money shall be returned forthwith to Purchaser within five (5) days after Notice of such election, and thereupon the parties hereto shall be released from any and all further obligations hereunder, except as otherwise specified in Paragraph 31 hereof. In the event of fire, vandalism or other casualty causing damage in the amount of $750,000.00 or less, (or more than $750,000.00, if Purchaser does not so elect to terminate), then Purchaser shall not have the right to so terminate this Agreement and in such event Seller shall assign the interest of Seller in and to any insurance proceeds with respect to said damage to Purchaser, and Purchaser shall be given a credit against the Price in an amount equal to the amount deductible under the applicable insurance policies (less any reasonable sums expended by Seller for repair or restoration through the Closing Date). If the Closing Date is a date prior to the expiration of the time periods specified above, the Closing shall be delayed until Purchaser makes its election within the time periods specified above. Purchaser and Seller hereby irrevocably waive the provision of any statute that provides for a different outcome or treatment in the event the Property shall be taken or damages or destroyed by fire or other casualty, including, without limitation, the provisions of Texas Property Code §5.007.
19.
Condemnation. Prior to the Closing Date, if any proceeding, judicial, administrative or otherwise, which shall relate to the proposed taking of any material portion of the Property by condemnation or eminent domain or any action in the nature of eminent domain, or the taking or closing of any right of access to the Property is instituted or commenced, Purchaser shall have the right and option to terminate this Agreement by giving Seller Notice to such effect within ten (10) days after actual receipt of Notice from Seller of any such occurrence or occurrences or the day prior to the Closing Date, whichever is earlier. Failure of Purchaser to give such Notice within such time shall be conclusive evidence that Purchaser has waived the option to terminate by reason of the occurrence of which it has received Notice, and Purchaser shall be credited with or be assigned all Seller’s right to any proceeds therefrom. Seller hereby agrees to furnish Purchaser Notice in respect to any such proceedings within forty-eight (48) hours of Seller’s receipt of any such notification of the institution of such proceedings. Should Purchaser elect to so terminate this Agreement, the Earnest Money shall be returned forthwith to Purchaser within five (5) business days after Notice of such election, and thereupon the parties hereto shall be released from any and all further obligations hereunder, except as otherwise specified in Paragraph 30 hereof. If the Closing Date is less than ten (10) days following Purchaser’s receipt of such Notice, then the Closing shall be delayed until Purchaser makes such election. Notwithstanding the foregoing, if such proceeding by way of condemnation or eminent domain shall be insubstantial, Purchaser shall not have the right to terminate this Agreement but shall be credited with or be assigned Seller’s right to any proceeds therefrom. An “insubstantial” proceeding shall be one which (i) does not relate to the taking or closing of any right of access to the Property, (ii) does not materially inhibit the use of the Property for the current use, (iii) does not enable Purchaser’s lender to terminate its loan commitment to provide financing for Purchaser’s acquisition of the Property, and (iv) does not cause the Property to be out of compliance with any applicable law or License.
20.
Remedies for Defaults. If Purchaser defaults hereunder in any material respect prior to the Closing, and such default remains uncured five (5) days after Notice thereof from Seller to Purchaser, Seller shall have the right to terminate Seller’s obligations hereunder, Purchaser’s rights under this Agreement, and whatever interest in the Property is derived hereunder, by giving Notice of such election to Purchaser, in which event Seller shall be paid, and have the right to retain, the Earnest Money, which payment to Seller of the Earnest Money in respect of such default shall be Seller’s sole and exclusive remedy therefore (Seller and Purchaser each agreeing that the amount of said Earnest Money to be so paid to Seller under such circumstances is the mutually agreed upon amount of compensation to Seller for making the Property available to Purchaser on the terms and during the pendency of this Agreement, and that the payment thereof will not result in a penalty or forfeiture, and shall be in lieu of any other remedy or damages). If Seller defaults hereunder prior to Closing in any material respect and such default remains uncured five (5) days (or such longer period as is reasonably required so long as Seller is diligently pursuing a cure, but not exceeding fifteen (15) days) after Notice thereof from Purchaser to Seller in which the nature of the default is described with particularity, Purchaser may elect, as Purchaser’s sole and exclusive remedy, either to: (i) terminate Purchaser’s obligations hereunder by giving Notice of such election to Seller, in which event the Earnest Money shall be returned to Purchaser, and Seller shall reimburse Purchaser for Purchaser’s Costs in an amount not to exceed $1,000,000, or (ii) compel Seller to perform its obligations hereunder in accordance with the terms hereof through an action for specific performance, which action must be initiated, if at all, within thirty (30) days of such default; provided, however, that to the extent that specific performance is unavailable or impracticable due to the willful acts of Seller, then Purchaser shall be entitled to pursue any and all remedies available at law or in equity. Notwithstanding anything herein to the contrary, in no event shall either Seller or Purchaser be entitled to collect from Seller any punitive, consequential or speculative damages.
21.
No Assignments; Binding Effect. Neither party shall assign this Agreement without the other party’s prior written consent, except that Purchaser may assign its rights hereunder, without Seller’s consent, to an affiliated entity (i.e. an entity controlled by or under common control with Purchaser), provided that Purchaser shall provide written Notice of said assignment and assumption prior to the Closing Date. Purchaser may not otherwise assign, transfer or convey any of its rights or obligations under this Agreement to any other party. Any entity to which this Agreement is assigned pursuant to this paragraph shall expressly assume all obligations of the party assigning this Agreement. No assignment of any of its rights and obligations under this Agreement shall release Purchaser from its obligations under this Agreement.
22.
Real Estate Brokers. Each party represents to the other that it has not engaged the services of, or been assisted by, any real estate broker or sales person in connection with this transaction other than Seller’s Broker to whom Seller shall pay a commission in accordance with its separate, written agreement with said firm and Purchaser’s Broker to whom Seller shall pay a commission in accordance with its separate, written agreement with said firm. If any claims for brokerage commissions or fees are ever made against Seller or Purchaser in connection with this transaction by anyone other than Seller’s Broker or Purchaser’s Broker, all such claims shall be defended and/or paid by the party whose actions or alleged commitments form the basis of such claim, and the party whose actions or commitments form the basis of such claim shall indemnify and hold harmless the other from and against any and all such claims and demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm or corporation in connection with this contract or the transactions contemplated hereby.
23.
Notices. Each Notice shall be in writing and either: (a) hand delivered, (b) sent by overnight courier delivery service, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by electronic mail transmission (to be effective upon transmission, provided receipt is confirmed or a copy of such Notice is sent in accordance with (a), (b) or (c) above). Notices shall be addressed to the respective parties, as follows:

If for Seller: Innovex International, Inc.
19120 Kenswick Drive
Humble, Texas 77338
Attention: Matt Steinheider
E-Mail: matt.steinheider@innovex-inc.com

with a copy to: Foley & Lardner LLP
1000 Louisiana Street, Suite 2000
Houston, Texas 77002
Attention: Paul J. Hunt and Randall L. Jones
E-Mail: paul.hunt@foley.com and rjones@foley.com

If for Purchaser: BIG Acquisitions LLC
10275 W. Higgins Road, Suite 810

Rosemont, Illinois 60018

Attention: Michael W. Brennan

E-Mail: mbrennan@brennanllc.com

with a copy to: Brennan Investment Group

10275 W. Higgins Road, Suite 810

Rosemont, Illinois 60018

Attention: Samuel A. Mandarino

E-Mail: smandarino@brennanllc.com

Each party hereto may from time to time specify, by giving ten (10) days’ advance Notice to each other party, (i) any other address in the United States as its address for purposes of this Agreement, and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notice under the terms of this Agreement shall be deemed delivered, whether or not actually received, upon the earlier of (x) the date of actual receipt by such party, or (y) the day after said Notice is either deposited with such overnight delivery service, or (z) the day said Notice is transmitted by facsimile or electronic mail transmission, or personally delivered, as applicable, pursuant to the above provisions. Notices hereunder may be delivered by counsel on behalf of a party hereto, and such Notice shall have the same effect as if delivered directly by the party hereto.

24.
Governing Law. This Agreement shall be construed, and the terms hereof shall be enforceable, in accordance with the internal laws (as distinguished from the conflicts of law provisions) of the state where the Real Property is located, and in the event any legal proceedings are brought in connection with this Agreement, the parties agree that the venue therefore shall be only state and federal courts located in the state where the Real Property is located, and the courts to which an appeal therefrom may be taken.
25.
Expenses of Enforcement. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees.
26.
Amendments. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
27.
Non-Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or Notice or for the satisfaction of any condition precedent, as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery or satisfaction of such condition shall be extended to the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof.
28.
Construction of Agreement; Entire Agreement. Time is of the essence in the performance of this Agreement. This Agreement shall not be construed more strictly against one party than against the other merely because of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof. This Agreement supersedes all previous agreements between Seller and Purchaser pertaining to the Property, and this Agreement therefore constitutes the entire agreement and understanding of the parties hereto.
29.
Termination of Agreement Prior to Closing. The obligations of Purchaser under clauses (a) and (b) of Paragraph 5 hereof and under Paragraph 20 hereof shall survive, and be enforceable after, a termination by Purchaser of this by Agreement prior to Closing.
30.
Survival of Certain Provisions. The provisions of this Agreement, which expressly survive closing or termination of this Agreement, or which by their nature are intended to be performed or be applicable after the Closing, shall not merge in the deed of conveyance and shall survive the Closing (but only for the duration specified in Paragraph 7 with respect to the matters specified therein), and all other provisions of this Agreement shall have no further force or effect after the Closing.
31.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or portable document format (PDF), each of which shall be deemed an original and admissible as best evidence for the execution and delivery of this Agreement by the parties hereto, and the signature page of either party to any counterparty may be appended to any other counterpart.
32.
Tax-Deferred Exchange. If Seller or Purchaser desires to structure the applicable transaction to effect a tax-deferred exchange under Section 1031 of the United States Internal Revenue Code and the regulations promulgated thereunder, as amended, then the other party shall cooperate with the structuring party in such effort provided (a) the structuring party pays all reasonable third party, out-of-pocket costs and expenses incurred by the other party in connection therewith, and (b) no other party incurs any potential liabilities as a result thereof that would not otherwise have been incurred by the other party (e.g., by having to make any warranties under a deed).
33.
Exclusivity. From and after the Effective Date and continuing until this Agreement is terminated (for any reason), Seller will (a) cease any pending efforts to market the Property for sale, (b) not initiate any new efforts to market the Property for sale, and (c) not make any offer to sell the Property.
34.
Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF SELLER AND PURCHASER (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THE RELATIONSHIP BETWEEN THE PARTIES AS SELLER AND PURCHASER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL

BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY SELLER AND PURCHASER, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.
35.
Force Majeure. If Force Majeure shall prevent either Seller or Purchaser from consummating the transactions contemplated by the Agreement, Seller or Purchaser, as the case may be, shall provide written notice to the other of such Force Majeure not later than the Closing Date, in which event, the Closing Date shall be extended up to an additional five (5) days (the “Extended Closing Date”) to permit Seller and Purchaser to consummate the transactions contemplated by the Agreement. “Force Majeure” shall mean any act of God, strike, lockout or other labor dispute, shortage of labor or materials, earthquake, hurricane, flood, fire or other casualty, taking, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, war, terrorism, epidemic, pandemic, invasion, embargo, governmental preemption in the case of national or local emergency security or health risk, including quarantine, or suspension of governmental operations, including the unexpected closure of service industries, including, but not limited to common carriers, financial institutions and title companies. Notwithstanding anything herein to the contrary, in no event shall Purchaser’s obligation to pay the Price at Closing be delayed or excused by Force Majeure.
36.
Statutory Disclosure Provisions. The following disclosures are made for the purpose of complying with specific statutory provisions of Texas law, and such disclosures are not intended to and do not alter or affect the rights and obligations of Purchaser and Seller:
(a)
Notice to Purchaser Regarding Restrictive Covenants. Pursuant to the Texas Local Government Code, if the governing body of a municipality has required any person who sells or conveys restricted property located within its jurisdiction to first give written notice to Purchaser of (1) the restrictions and (2) the municipality’s right to enforce compliance with the restrictions, written notice must be given to Purchaser on or before the final closing, and the notice document must be signed and acknowledged by both Seller and Purchaser, then recorded in the real property records in the county where the Property is located. The requirements and text of the notice may be found at 30 Tex. Loc. Gov’t Code Ann. § 212.155.
(b)
Storage Tanks Disclosure Provider. If the Property contains an underground storage tank or tank system or an aboveground tank or tank system subject to regulation by the Texas Commission on Environmental Quality, statutory notice must be given by Seller to Purchaser prior to closing pursuant to the Texas Administrative Code. The requirements and text of the notice may be found at 30 Tex. Admin. Code Ann. § 334.9.
(c)
Utility District Notice Chapter 49 Notice. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement. The requirements and text of the notice may be found at Tex. Water Code Ann. § 49.452.

(d)
Notice to Purchaser of Property Located in Certain Annexed Water Districts. This form sets out mandatory notice provisions under the Texas Water Code. If the Property is located in a water or sanitary sewer district that entered into a contract with a city, other than a city with a population of more than one million in a county of more than two million, that allows the city to set rates in the district after annexation that are different from rates charged to other residents of the city, Seller at or before closing must deliver a separate written notice, executed and acknowledged by Seller, containing the information in this notice. Purchaser must sign the notice to evidence receipt. Tex. Water Code Ann. § 49.452(g)-(p) applies to this notice provision, including Purchaser’s right to seek damages if the sale or conveyance of the Property is not made in compliance with this statute. The requirements and text of the notice may be found at Tex. Water Code Ann. § 54.016(h)(4) and § 49.452(g)-(p).
37.
Escrow Terms. Escrowee shall hold and disburse the Earnest Money in accordance with the following provisions:
(a)
If the Closing occurs, then Escrowee shall deliver the Earnest Money to Seller as a credit against the Price.
(b)
If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of the Earnest Money, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such ten (10) days period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment in court. However, Escrowee shall have the right at any time to deposit the Earnest Money and interest thereof, if any, with a court of competent jurisdiction in the State of Texas. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.
38.
Escrowee’s Duties and Responsibilities.
(a)
Escrowee has signed this Agreement for the sole purpose of agreeing to act as Escrowee in accordance with the terms of this Agreement. Escrowee shall have no duties or responsibilities except those set forth herein and Seller and Purchaser agree and acknowledge that Escrowee shall act hereunder as a depository only.
(b)
Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument, or other document which is given to Escrowee without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument, or other document.

(c)
The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that the duties of Escrowee hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Earnest Money in accordance with the provisions of this Agreement. Escrowee shall not be liable for any action taken or omitted by Escrowee in good faith and believed by Escrowee to be authorized or within its rights or powers conferred upon it by this Agreement, except for any damage caused by Escrowee’s own gross negligence or willful default. Escrowee shall not have any liability or obligation for loss of all or any portion of the Earnest Money by reason of the insolvency or failure of the institution or depository with whom the escrow account is maintained. Upon the disbursement of the Earnest Money in accordance with this Agreement, Escrowee shall be relieved and released from any liability under this Agreement, except in connection with Escrowee’s gross negligence or willful misconduct.
(d)
In the event that a dispute shall arise in connection with this Agreement, or as to the rights of the parties in and to, or the disposition of, the Earnest Money, Escrowee shall have the right to: (i) hold and retain all or any part of the Earnest Money until such dispute is settled or finally determined by litigation, arbitration, or otherwise; (ii) deposit the Earnest Money in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement; (iii) institute an action in interpleader or other similar action permitted by stakeholders in the State of Texas; or (iv) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Earnest Money.
(e)
All costs and expenses incurred by Escrowee in performing its duties as Escrowee including, without limitation, reasonable attorneys’ fees (whether paid to retained attorneys or amounts representing the fair value of legal services rendered to or for itself) shall be borne 50% by Seller and 50% by Purchaser, except however, if any litigation arises under this Agreement with respect to the Earnest Money, all costs and expenses of the litigation shall be borne by whichever of Seller or Purchaser is the losing party.
39.
Indemnification of Escrowee. Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend, and hold harmless Escrowee from and against any liabilities, damages, losses, costs, or expenses incurred by, or claims or charges made against Escrowee (including reasonable attorneys’ fees and disbursements) by reason of Escrowee acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except for those matters arising as a result of Escrowee’s negligence, gross negligence, or willful misconduct.

The provisions in Paragraphs 37 and 38 and this Paragraph 39 shall survive the Closing or earlier termination of this Agreement.

40.
Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

(a)
“APA” shall have the meaning assigned to it in Exhibit B.
(b)
“Agreement” means this Purchase and Sale Agreement between Seller and Purchaser;
(c)
“Appurtenances” means, collectively, all of Seller’s interest, if any, in any privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land, including, but not limited to, any streets, alleys, passages, and other rights-of-way included thereon or adjacent thereto (before or after the vacation thereof) and vaults beneath any such streets;
(d)
“Assignment and Assumption Agreement” means an assignment and assumption agreement between Seller and Purchaser, under which Seller assigns to Purchaser all of its rights under the Licenses and Warranties, and Purchaser assumes all obligations of Seller under the Licenses and Warranties, from and after the Closing Date;
(e)
“APA Assignment” shall have the meaning set forth in Paragraph 16(b) of this Agreement.
(f)
“Building” means those buildings constructed on the Land containing approximately 1,158,368 square feet of rentable space in the aggregate;
(g)
“Closing” means the consummation of the purchase and sale of the Property on the terms set forth in this Agreement;
(h)
“Closing Date” means the date which is fifteen (15) days after the Diligence Date;
(i)
“Cure Notice” shall have the meaning set forth in Paragraph 6(b) of this Agreement.
(j)
“Damages” means reasonable actual, out-of-pocket damages, liabilities, losses, claims, obligations, penalties, fines, costs and expenses incurred to cure an Unknown Breach, including, but not limited to, reasonable attorney’s fees and costs.
(k)
“Diligence Date” means the date which is eighty-five (85) days after the Effective Date;
(l)
“Earnest Money” means One Million and No/100 U.S. Dollars ($1,000,000.00);
(m)
“Easement Agreements” shall have the meaning assigned to it in Exhibit B;
(n)
“Easement Assignment” shall have the meaning assigned to it in Paragraph 16(b) of this Agreement;
(o)
“Effective Date” means the date set forth in the preamble;

(p)
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource;
(q)
“Environmental Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle or common law, regulation, statute, or treaty, that requires or relates to: (i) advising any and all appropriate governmental bodies, employees, and the public of intended or actual spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant adverse impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) protecting resources, species, or ecological amenities; (v) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vi) cleaning up pollutants that have been released, preventing the threat of unlawful release, or paying the costs of such clean up or prevention; or (vii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;
(r)
“Escrowee” means First American Title Insurance Company – National Commercial Services, 601 Travis, Suite 1875, Houston, Texas 77002; Attn: Elvira Fuentes, Carol Bernard, and Denise Tinkham (efuentes@firstam.com, cbernard@firstam.com, and dtinkham@firstam.com);
(s)
“Excluded Assets” means, collectively, (i) the Severable Property (as defined in the Lease), and (ii) any of the “Assets” (as defined in the APA) conveyed to Aqua Texas, Inc. (or its assignee or designee) pursuant to the APA on or before the Closing Date;
(t)
“Exhibits” means, collectively, the exhibits attached to this Agreement;
(u)
“Express Representations” shall have the meaning assigned to it in Paragraph 7(c) of this Agreement.
(v)
“Hazardous Material” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials;

(w)
“Improvements” means, collectively, the Building and all other improvements located on the Land, or fixtures thereto (including all replacements or additions thereto between the Effective Date and the Closing Date) such as, but not limited to, all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, lighting, plumbing, refrigeration, gas, sewer, water, telephone, and television reception thereto, elevators, canopies, and signs;
(x)
“Insurable Easement” means each recorded easement for the benefit of the Land;
(y)
“Insured Exception” means any Title Matter or Survey Matter which the Title Insurer is willing to insure over on terms acceptable to Seller and Purchaser;
(z)
“Land” means the fee simple estate in that certain improved parcel of land described on Exhibit A;
(aa)
“Lease” means that certain Lease Agreement dated as of the Closing Date, between Purchaser, as landlord, and Seller, as tenant, in the form negotiated by the parties in accordance with Paragraph 10 of this Agreement;
(bb)
“Licenses” means, collectively, Seller’s interest, if any, in all of the licenses, certifications, authorizations, approvals and permits issued or approved by any governmental authority and relating to the operation, ownership, use and maintenance of the Property or any part thereof, such as, but not limited to, elevator permits, machinery permits, business licenses, ingress and egress, canopy, sign, and driveway curbcut permits; provided, however, that “Licenses” shall not include any licenses, certifications, authorizations, approvals and permits in Seller’s name which are necessary for the continued operation, use, and maintenance of Seller’s operations at the Property under the Lease;
(cc)
“New Title Matter Notice” shall have the meaning assigned to it in Paragraph 6(b) of this Agreement
(dd)
“New Title Matter Response” shall have the meaning assigned to it in Paragraph 6(b) of this Agreement.
(ee)
“Notice” means each notice, request, demand, approval, consent, election, or other communication permitted or required to be given under this Agreement;
(ff)
“Permitted Title Exceptions” means, collectively, all title exceptions disclosed in Schedule B-2 to the Title Commitment and/or the Survey, other than those which Seller affirmatively agrees in writing to cause or is obligated to cause to be discharged, waived, or cured or to be Insured Exceptions at or prior to Closing in accordance with this Agreement;
(gg)
“Price” means Ninety-Five Million and No/100 U.S. Dollars ($95,000,000.00);

(hh)
“Property” means, collectively, all right, title and interest of Seller in and to (i) the Real Property, (ii) the Appurtenances, (iii) the Licenses, (iv) the Warranties, (v) the Tangible Personal Property, and (vi) the Property Documents; LESS AND EXCEPT the Excluded Assets;
(ii)
“Property Consultants” means, collectively, Purchaser and Purchaser’s designated representatives, agents, employees, contractors, architects, engineers, and environmental specialists;
(jj)
“Property Documents” means, collectively, the documents described in Exhibit B, attached hereto and made a part hereof, to the extent the same are in Seller’s actual possession or control and which Seller shall deliver to Purchaser within five (5) days following the Effective Date;
(kk)
“Purchaser’s Broker” means CBRE;
(ll)
“Purchaser’s Costs” means the actual, reasonable third-party documented out-of-pocket expenses incurred by Purchaser in connection with entering into this Agreement, making and causing to be made evaluations and investigations of the Property, and arranging financing to consummate the purchase of the Property (including, but not limited to, non-refundable loan commitment fees and other borrowing costs);
(mm)
“Purchaser Related Parties” shall have the meaning assigned to it in Paragraph 9 of this Agreement.
(nn)
“Real Property” means, collectively, the Land, the Improvements and the Appurtenances;
(oo)
“Seller’s Broker” means KBC Advisors – Houston TX LLC and Welcome Realty Advisors;
(pp)
“Seller Knowledge Party” shall have the meaning assigned to it in Paragraph 7(b) of this Agreement.
(qq)
“Seller Related Party” and “Seller Related Parties” shall mean Seller’s partners, members, managers, shareholders, directors, officers, affiliates, agents, contractors, and employees, and their respective successors and assigns (each, a Seller Related Party and, collectively, the Seller Related Parties).
(rr)
“Service Contracts” means, collectively, all service, maintenance, operating, repair, advertising and other contracts relating to the Real Property, if any, to which Seller is a party, excluding the Lease;
(ss)
“SNDA” shall have the meaning assigned to it in Paragraph 11(b) of this Agreement.
(tt)
“Survey” means a plat of survey of the Real Property, made after the date hereof and so certified and bearing a certificate by a licensed land surveyor, naming

Purchaser, Purchaser’s lender and the Title Insurer as parties to whom it is addressed, signed and sealed by said surveyor, that (i) said plats and surveys on which they are based were made in accordance with “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2021, and includes Items 1-4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8-10, 13, 16-19 of Table A thereof and (ii) said plats reflect the locations of all building lines, easements and areas affected by any recorded documents affecting the Property, as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof);
(uu)
“Survey Matter” means a matter which is disclosed in the Survey and to which Purchaser specifically objects by Notice to Seller before the Objection Deadline;
(vv)
“Survival Period” shall have the meaning assigned to it in Paragraph 7(d) of this Agreement.
(ww)
“Surviving Representations” shall have the meaning assigned to it in Paragraph 7(d) of this Agreement.
(xx)
“Tangible Personal Property” means, collectively, all machinery, equipment, furnishings, signs, overhead cranes and other tangible personal property, if any, owner by Seller and situated in or upon or used solely in connection with the operation or maintenance of the Real Property as opposed that tangible personal property used exclusively for Seller business on the Real Property;
(yy)
“Tenant” means Innovex International, Inc., a Delaware corporation;
(zz)
“Title Commitment” means with respect to the Property a commitment dated after the Effective Date on a Texas Land Title Association form available in the State of Texas, together with such endorsements thereto as are requested by Purchaser and available in the state where the Real Property is located, in the amount of the Price, naming Purchaser as the proposed insured and covering the title to the Real Property;
(aaa)
“Title Matter” means a matter which is disclosed in the Title Commitment and to which Purchaser specifically objects by Notice to Seller before the Objection Deadline;
(bbb)
“Title Insurer” means First American Title Insurance Company;
(ccc)
“Title Policy” means the owner’s policy of title insurance issued pursuant to the Title Commitment;
(ddd)
“Unknown Breach” shall have the meaning assigned to it in Paragraph 7(d) of this Agreement.
(eee)
“Warranties” means, collectively, Seller’s interest, if any, in all of the guarantees, warranties and bonds in effect with respect to the Real Property or any portion thereof.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the Effective Date.

PURCHASER:

BIG ACQUISITIONS LLC,

an Illinois limited liability company

By: /s/Michael Brennan

Name: Michael Brennan

Its: Manager

SELLER:

INNOVEX INTERNATIONAL, INC.,

a Delaware corporation

By: /s/Kendal Reed

Name: Kendal Reed

Its: Chief Financial Officer

The undersigned Title Insurer and Escrowee acknowledges receipt of the Earnest Money and agrees to hold and disburse the Earnest Money as provided in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/Lisa Aguilar

Name: Lisa Aguilar

Title: Senior Commercial Escrow Officer

EXHIBIT A
Description of the Land

Restricted Reserve “A”, Block 1 OF THE Dril Quip Subdivision, as depicted on that certain subdivision plat Recorded under Film Code 634241 of the Map Records of Harris County, Texas (M.R.H.C.T.), save and except thE property conveyed BY the following:

1.
That certain Special Warranty Deed dated September 29, 2022, TO Merfish United, Inc., AND recorded on September 30, 2022, as RP-2022-487279 of the official Public Records of Harris County, Texas;
2.
That certain Special Warranty Deed dated December 18, 2023, to Eldridge NW Owner, LLC, and recorded on December 19, 2023, as File No. RP-2023-476629 of the Official PUBLIC RECORDS of Harris County, Texas; and
3.
That certain Special Warranty Deed dated March 23, 2023, to DEMI US LLC, and recorded on March 27, 2023, as File No. RP-2023-104746 of the Official Public records of Harris County, Texas.

EXHIBIT B
Schedule of Property Documents

1.
A copy of the certificate of occupancy for the Building and all other permits related thereto.
2.
Copies of any notices received in connection with any purported or actual violation at the Property of any applicable law.
3.
Copies of all reports (listed below) relating to the Property (the “Reports”); it being understood and agreed by the parties hereto that Seller is in no way warranting or representing, express or implied, the accuracy or completeness of anything contained in the Reports and that Purchaser is not entitled to rely on the Reports:
A.
Engineering;
B.
Geotechnical;
C.
Environmental;
D.
ALTA survey;
E.
Zoning; and
F.
As-built plans and specifications for the Building.
4.
Copies of the Seller’s title policies, including copies of all endorsements thereto and all documents referenced in the policies and endorsements, and the legal description of the Property.
5.
Copies of the following (collectively, the “Easement Agreements”):
A.
That certain Cross-Easement and Support Agreement dated September 29, 2022 and executed by Dril-Quip, Inc., a Delaware corporation (“Dril-Quip”), as amended pursuant to that certain First Amendment to Cross-Easement and Support Agreement dated March 22, 2023;
B.
That certain Cross-Easement and Support Agreement dated March 23, 2023 and executed by Dril-Quip as amended by that certain First Amendment to Cross-Easement and Support Agreement dated December 18, 2023; and
C.
That certain Cross-Easement and Support Agreement dated December 18, 2023, and executed by Dril-Quip.
6.
A copy of that certain Assets Purchase Agreement dated June 27, 2025 by and between Seller and Aqua Texas, Inc., a Texas corporation (as same may be amended and or supplemented, the “APA”) related to the sale of that certain water and wastewater system serving the Property and surrounding properties more particularly described therein.

7.
Copies of agreements with any governmental agencies relating to the development, construction, ownership or operation of the Property.
8.
A current year operating budget for the Property.
9.
A report of material maintenance and capital improvements conducted by Seller at the Property during Seller’s ownership of the Property and of any material maintenance and capital improvements budgeted for the year in which Closing occurs.
10.
The following information relating to Seller’s ownership and operation of the Property:
A.
copies of quarterly operating statements for the year to date and the prior three (3) calendar years, including property revenue and expense reports and any other financial information relevant to the operation of the Property during such period;
B.
copies of all tax bills and statements for the Property for the prior tax year and the current tax year;
C.
copies of any notices of actual or proposed reassessments of the Property;
D.
insurance claims and notifications.
11.
Copies of all Licenses and Warranties.
12.
A copy of any leasing agreements relating to the Property.

Exhibit C

DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS §

§ KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF HARRIS §

Innovex International, Inc., a Delaware corporation (“Grantor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by _______________, a _________________ (the “Grantee”), whose address is ____________________, the receipt and sufficiency of which is hereby acknowledged and confessed, has GRANTED, BARGAINED, SOLD, ASSIGNED and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, ASSIGN and CONVEY, unto Grantee:

That certain land (the “Land”) described on Exhibit A, attached hereto and hereby made a part hereof, together with (i) all buildings, improvements and fixtures located thereon, and (ii) all rights, privileges and appurtenances pertaining thereto, including Grantor’s right, title and interest in and to any minerals, utilities, adjacent streets, alleys, strips, gores and rights-of-way (collectively the “Property”).

This conveyance is subject to the matters described on Exhibit B, attached hereto and hereby made a part hereof (the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property unto Grantee and Grantee’s successors and assigns, and Grantor does hereby WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, subject to the Permitted Exceptions, against every person claiming the same or any part thereof by, through, or under Grantor, but not otherwise.

GRANTEE ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS CONVEYED “AS IS”, “WHERE IS”, AND WITH ALL FAULTS. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED HEREIN, AND THE REPRESENTATIONS AND WARRANTIES MADE BY GRANTOR IN THE PURCHASE AND SALE AGREEMENT BETWEEN GRANTOR AND GRANTEE RELATING TO THE PROPERTY, GRANTOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESSED OR IMPLIED WITH RESPECT TO THE PROPERTY, THE AVAILABILITY OF UTILITIES TO THE PROPERTY, ACCESS OF THE PROPERTY TO PUBLIC ROADS, OR THE CONDITION, ADEQUACY OR SUITABILITY OF THE PROPERTY FOR GRANTEE'S PURPOSES, HABITABILITY, TENANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS AND GRANTOR HEREBY DISCLAIMS ANY SUCH WARRANTY.

Payment of all ad valorem taxes for the current year and all subsequent years is assumed by Grantee.

[Signature Page Follows]

IN TESTIMONY WHEREOF, this instrument is executed as of the date set forth in Grantor’s acknowledgment below, to be effective, however, as of _______ ______, 202__.

GRANTOR:

Innovex International, Inc.

a Delaware corporation

By:

Name:

Title:

THE STATE OF TEXAS §

§

COUNTY OF HARRIS §

This instrument was acknowledged before me the _____ day of ________, 202__, by _____________________, _____________________ of Innovex International, Inc., a Delaware corporation, on behalf of said corporation.

_____________________________________________

Notary Public in and for the State of Texas

Special Warranty Deed – Signature Page

EXHIBIT A

PROPERTY DESCRIPTION

Special Warranty Deed – Exhibit A

EXHIBIT B

PERMITTED EXCEPTIONS